Exhibit 99.1

CREATIVE REALITIES, INC. ANNOUNCES $2.0 MILLION

REGISTERED DIRECT OFFERING

LOUISVILLE, Ky., February 18, 2021 /PRNewswire/ -- Creative Realities, Inc. (“Creative Realities,” “CRI,” or the “Company”) (NASDAQ: CREX, CREXW), announced today that it has entered into a definitive agreement with an institutional investor for the purchase and sale of 800,000 shares at a purchase price of $2.50 in a registered direct offering. The closing of the offering is expected to occur on or about February 22, 2021, subject to the satisfaction of customary closing conditions.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-238275) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Creative Realities, Inc.

Creative Realities helps clients use the latest omnichannel technologies to inspire better customer experiences. Founded over 15 years ago, CRI designs, develops and deploys consumer experiences for high-end enterprise level networks, and is actively providing recurring SaaS and support services for more than fifteen diverse vertical markets, including but not limited to Automotive, Advertising Networks, Apparel & Accessories, Convenience Stores, Foodservice/QSR, Gaming, Theater, and Stadium Venues.

Cautionary Note on Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

Given these uncertainties, and the fact that forward-looking statements represent management’s estimates and assumption as of the date of this press release, you should not attribute undue certainty to these forward-looking statements. We assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements contained in this press release, even if new information becomes available in the future.